                                                                    Exhibit 10.7

                           NEW COLLABORATION AGREEMENT

     This NEW COLLABORATION AGREEMENT (the "Agreement"), effective as of January 1, 2003 (the "Effective Date"), is made by and between Fuso Pharmaceutical Industries, Ltd., a corporation organized under the laws of Japan, with a principal place of business at 3-11, 2-Chome, Morinomiya, Joto-ku Osaka 536-8523 Japan and its registered head office at 7-10, 1-Chome, Doshomachi, Chuo-ku, Osaka 541-0045 Japan ("Fuso"), and GenVec, Inc., a Delaware corporation, with a principal place of business at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 ("GenVec").

                                   BACKGROUND

     A. GenVec has expertise in the field of gene therapy and is developing novel, proprietary materials and methods for use in the treatment of human cancer.

     B. Fuso is in the business of developing, manufacturing, and commercializing pharmaceuticals in Japan.

     C. GenVec and Fuso established a collaborative relationship on September 26, 1997 to conduct research and develop certain gene therapy products for the treatment of human cancer.

     D. GenVec and Fuso desire to extend such collaboration under the terms and conditions of this Agreement.

     NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1.   DEFINITIONS

     1.1 "AFFILIATE" shall mean any corporation or other entity which is directly or indirectly controlling, controlled by or under the common control of a party hereto. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

     1.2     "AGREEMENT TERM" shall have the meaning set forth in Section 11.1.

[*]-CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED TEXT IS INDICATED BY A "*".

     1.3 "BIOLOGICAL LICENSE APPLICATION" or "BLA" shall mean the Japanese equivalent of a Biological License Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, and any corresponding foreign application, registration or certification in the Territory.

     1.4 "* VECTOR" shall mean either a * Vector or a * Vector, in either case that incorporates the nucleic acid sequence for * and does not incorporate any other nucleic acid sequence encoding a protein intended for or otherwise conferring therapeutic benefit.

     1.5 "COLLABORATION PRODUCT" shall mean a *-TNF Vector developed in the Research Program intended for use in the Field which the Steering Committee has designated as such pursuant to Section 2.4. In addition, pursuant to Section 2.4.1, a * Vector also may be treated as a Collaboration Product.

     1.6 "COMMERCIALIZATION AGREEMENT" shall mean that certain New Commercialization Agreement entered by Fuso and GenVec of even date herewith.

     1.7 "CONFIDENTIAL INFORMATION" shall mean (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as "Confidential" at the time it is delivered to the receiving party,
(ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party, or (iii) was Confidential Information under that certain Collaboration Agreement between the parties dated September 26, 1997 as that term was defined therein.

     1.8 "* VECTOR" shall mean a replication-deficient adenovector that: (i) has been *.

     1.9 "*-TNF VECTOR" shall mean a * Vector that incorporates the nucleic acid sequence encoding TNFalpha and does not incorporate any other nucleic acid sequence encoding a protein intended for or otherwise conferring therapeutic benefit.

     1.10 "DEVELOPMENT PLAN" shall mean the written plan for development of a particular Collaboration Product prepared pursuant to Section 2.4.2.

     1.11 "FIELD" shall mean Gene Therapy for the treatment of human cancer, *.

     1.12 "FUNDED RESEARCH TERM" shall have the meaning set forth in Section 2.6.1.

     1.13    "FUSO TECHNOLOGY" shall mean Fuso Patent Rights and Fuso Know-How:

             1.13.1 "FUSO PATENT RIGHTS" shall mean (i) all patents and patent applications conceived and reduced to practice by Fuso alone, or Fuso and/or its agents, in connection with this Agreement or the Commercialization Agreement or in connection with the Past Research Program, and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing, in each case, which are owned or controlled, in whole or part, by license, assignment or otherwise by Fuso, to the extent Fuso has the right to license or sublicense, and subject to any limitations of (a) such license, assignment or other grant to Fuso, and (b) any license or sublicense
(x) granted by Fuso at any time to any other entity or entities in the settlement of patent-related disputes (e.g., an actual or potential patent interference or opposition, or patent infringement suit) or (y) otherwise materially relevant to Fuso's business. For the avoidance of doubt, the Fuso Patent Rights shall not include Fuso Know-How or any Gene Therapy Technology.

             1.13.2 "FUSO KNOW-HOW" shall mean confidential information and materials, including, but not limited to, pharmaceutical, chemical, biological and biochemical products, technical and non-technical data, and information relating to the results of tests, assays, methods and processes, and drawings, plans, diagrams, specifications and/or other documents containing said information and data, discovered, developed or acquired by Fuso alone, or Fuso and/or its agents, in connection with this Agreement or the Commercialization Agreement or in connection with the Past Research Program which Fuso has the right to license or sublicense, and subject to any limitations of (a) such license, assignment or other grant to Fuso, and (b) any license or sublicense
(x) granted by Fuso at any time to any other entity or entities in the settlement of patent-related disputes (e.g., an actual or potential patent interference or opposition, or patent infringement suit) or (y) otherwise materially relevant to Fuso's business. For the avoidance of doubt, Fuso Know-How shall not include any Fuso Patent Rights or any Gene Therapy Technology.

     1.14 "GENE THERAPY" shall mean the introduction of a nucleic acid sequence encoding a protein intended for or otherwise conferring therapeutic benefit into a person for therapeutic purposes (i) by in vivo introduction for incorporation into cells of such person, or (ii) by ex vivo introduction into cells for transfer into a person.

     1.15    "GENE THERAPY TECHNOLOGY" shall have the meaning set forth in
Section 7.1.2 below.

     1.16 "GENVEC TECHNOLOGY" shall mean GenVec Patent Rights, GenVec Know-How and Gene Therapy Technology:

             1.16.1 "GENVEC PATENT RIGHTS" shall mean (i) all patents and patent applications listed on Exhibit A hereto, or conceived and reduced to practice by GenVec alone, or GenVec and/or its agents, in connection with this Agreement or the Commercialization Agreement or in connection with the Past Research Program, and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing, in each case, which are owned or controlled, in whole or part, by license, assignment or otherwise by GenVec, to the extent GenVec has the right to license or sublicense, and subject to any limitations of (a) such license, assignment or other grant to GenVec, and (b) any license or sublicense (x) granted by GenVec at any time to any other entity or entities in the settlement of patent-related disputes (e.g., an actual or potential patent interference or opposition, or patent infringement suit) or (y) otherwise materially relevant to GenVec's business. For the avoidance of doubt, the GenVec Patent Rights shall not include GenVec Know-How.

             1.16.2 "GENVEC KNOW-HOW" shall mean confidential information and materials, including, but not limited to, pharmaceutical, chemical, biological and biochemical products, technical and non-technical data, and information relating to the results of tests, assays, methods and processes, and drawings, plans, diagrams, specifications and/or other documents containing said information and data, discovered, developed or acquired by GenVec alone, or GenVec and/or its agents, in connection with this Agreement or the Commercialization Agreement or in connection with the Past Research Program, which GenVec has the right to license or sublicense, and subject to any limitations of (a) such license, assignment or other grant to GenVec, and (b) any license or sublicense (x) granted by GenVec at any time to any other entity or entities in the settlement of patent-related disputes (e.g., an actual or potential patent interference or opposition, or patent infringement suit) or (y) otherwise materially relevant to GenVec's business. For the avoidance of doubt, GenVec Know-How shall not include any GenVec Patent Rights

     1.17 "* VECTOR" shall mean a replication-deficient adenovector that has been *.

     1.18 "JOINT TECHNOLOGY" shall mean the Joint Patent Rights and Joint Know-How.

             1.18.1 "JOINT PATENT RIGHTS" shall mean (i) all patents and patent applications conceived and reduced to practice jointly by Fuso (and/or its agents) and GenVec (and/or its agents), in connection with this Agreement or the Commercialization Agreement or in connection with the Past Research Program and
(ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing. For the avoidance of doubt, the Joint Patent Rights shall not include the Joint Know-How or any Gene Therapy Technology.

             1.18.2 "JOINT KNOW-HOW" shall mean confidential information and materials, including, but not limited to, pharmaceutical, chemical, biological and biochemical products, technical and non-technical data, and information relating to the results of tests, assays, methods and processes, and drawings, plans, diagrams, specifications and/or other documents containing said information and data, discovered, developed or acquired jointly by Fuso (and/or its agents), and GenVec (and/or its agents), in connection with this Agreement or the Commercialization Agreement or in connection with the Past Research Program. For the avoidance of doubt, the Joint Know-How shall not include the Joint Patent Rights or any Gene Therapy Technology.

     1.19 "MHLW" shall mean the Japanese Ministry of Health, Labour and Welfare, or any corresponding foreign registration or foreign regulatory authority in the Territory.

     1.20 "PAST RESEARCH PROGRAM" shall mean the "Research Program" under that certain Collaboration Agreement between the parties dated September 26, 1997 as that term is defined therein.

     1.21 "PHASE I", "PHASE II", and "PHASE III" shall mean Phase I (or Phase I/II), Phase II (or Phase II/III), and Phase III clinical trials, respectively, in each case as prescribed by the Japanese equivalent of applicable FDA IND regulations, or any corresponding foreign statutes, rules or regulations in the Territory.

     1.22 "PIVOTAL TRIAL" shall mean a clinical trial that is designed to provide data establishing the safety and efficacy of a Collaboration Product in support of obtaining marketing approval from the MHLW.

     1.23 "PRODUCT CONFIGURATION" shall mean any potential product for use in the Field containing a combination of one or more nucleic acid sequences encoding a protein intended for or otherwise conferring therapeutic benefit and other elements (e.g., a gene delivery vehicle and/or a gene expression cassette).

     1.24 "RESEARCH PLAN" shall have the meaning set forth in Section 2.1.2 below.

     1.25 "RESEARCH PROGRAM" shall have the meaning set forth in Section 2.1 below. For the avoidance of doubt, the Research Program shall include activities conducted pursuant to the Research Plan and activities conducted pursuant to any Development Plan which the parties agree are to be included under the Research Program.

     1.26    "STEERING COMMITTEE" shall have the meaning set forth in Section
2.2.1 below.

     1.27 "SUBLICENSEES" shall have the meaning given such term in the Commercialization Agreement.

     1.28 "TERRITORY" shall mean Japan, Korea and Taiwan until, on a Collaboration Product by Collaboration Product basis, the earlier of such time as the option set forth in Section 5.2.1 of the Commercialization Agreement is exercised by Fuso or expires, after which time with respect to each such Collaboration Product, "Territory" shall have the meaning set forth in the Commercialization Agreement for such Collaboration Product.

     1.29 "TNFERADE" shall mean an anti-cancer agent which (i) is the GV11 Vector incorporating a nucleic acid sequence encoding TNFalpha presently known as TNFerade(TM) (Ad.egr.TNF.11D) or (ii) comprises another replication deficient adenovector, that is not a * Vector, and the nucleic acid sequence encoding TNFalpha and is under development or being commercialized at any time during the Agreement Term by GenVec and/or its other collaborators as an alternative to TNFerade(TM).

2.   RESEARCH PROGRAM

     2.1     RESEARCH PROGRAM.

             2.1.1 COLLABORATIVE EFFORT. Subject to the terms and conditions set forth herein Fuso and GenVec will diligently conduct mutually agreed collaborative research during the Funded Research Term in the Field pursuant to a Research Plan with the primary objective of identifying and commencing the development of at least one (1) Collaboration Product (the "Research Program"). The activities conducted in connection with the Research Program will be overseen and administered by the Steering Committee pursuant to Section 2.2 below. Fuso and GenVec shall each use reasonable efforts to conduct the Research Program in accordance with the Research Plan within the time schedules contemplated therein.

             2.1.2 RESEARCH PLAN. Annually during the Funded Research Term, the Steering Committee will prepare and agree upon a written plan (the "Research Plan") that will (i) include a general overview and timetable for each party's research activities and appropriate resources and budgets for such research during the next year of the Funded Research Term, and (ii) set specific objectives for each year of the Funded Research Term, which objectives will be updated or amended, as appropriate, by the Steering Committee as research progresses. The initial Research Plan shall be agreed in writing by the parties within * of the Effective Date. The Steering Committee shall review the Research Plan on an ongoing basis and may make changes to the Research Plan then in effect.

             2.1.3 DEVELOPMENT PLAN ACTIVITIES. The Research Program shall include those activities, within the scope of a Development Plan agreed to by the parties pursuant to Section 2.4.2, that the parties have agreed to conduct in connection with the Research Program.

             2.1.4 SPONSORED ACADEMIC RESEARCH. Each party upon the approval of the Steering Committee may from time to time engage academic researchers to perform research for the Research Program pursuant to a sponsored research agreement with an academic institution. It is understood and agreed that the parties shall endeavor to negotiate and include in any such academic sponsored research agreement relating to the Research Program provisions fully consistent with those in this Agreement, including without limitation, policies related to confidentiality and the filing of patent applications and enforcement of patents. To the extent the provisions of any agreement negotiated between any academic institution and GenVec, or Fuso, as the case may be, in connection with any aspect of the Research Program are inconsistent with the terms and conditions of this Agreement, the party wishing to enter such agreement shall notify the Steering Committee prior to the execution of such agreement, and provide an explanation of the reason for such inconsistency. The Steering Committee shall have the authority to approve or disapprove such agreement, and the parties hereto shall not enter into such agreement without the prior written consent of the Steering Committee.

     2.2     STEERING COMMITTEE.

             2.2.1 RESPONSIBILITIES. Fuso and GenVec will establish a committee to oversee, review and coordinate the Research Program and other activities contemplated hereunder during the Agreement Term (the "Steering Committee"). The Steering Committee shall be responsible for (i) establishing the Research Plan,
(ii) designating Collaboration Products for commercial development; (iii) monitoring and reporting research progress and ensuring open and frequent exchange between the parties with respect to Research Program activities, (iv) determining whether to acquire licenses from third parties with respect to intellectual property necessary or useful for the conduct of the Research Program, and (v) discussing patent matters relating to Collaboration Products.

             2.2.2  MEMBERSHIP. The Steering Committee shall be comprised of six
(6) representatives. Three (3) members shall be appointed by Fuso, and three (3) members shall be appointed by GenVec. Fuso and GenVec may each replace its Steering Committee representatives at any time, with written notice to the other party. From time to time, the Steering Committee may establish subcommittees to oversee particular projects or activities, such as decisions regarding patent matters.

             2.2.3 MEETINGS. The Steering Committee will meet at least four (4) times per year at locations and times to be determined by the Steering Committee. Members of the Steering Committee may participate in and vote at meetings, in person by telephone or by video conference and may vote at meetings by proxy. The Steering Committee shall prepare written minutes of each meeting and a written record of all Steering Committee decisions, whether made at a Steering Committee meeting or otherwise.

             2.2.4 DECISION MAKING. All decisions of the Steering Committee will be made by majority approval; provided, the designation of each Collaboration Product as described in Section 2.4.1, the Development Plan for each Collaboration Product as described in Section 2.4.2, and the approval of research plans and proposals under Section 2.4.6, shall require unanimous approval of the Steering Committee, and, if there is not unanimity with respect to such a decision, such matter shall not be subject to arbitration. In the event that a majority is not achieved within the Steering Committee for any decision which does not require a unanimous vote, the dispute will be referred to Fuso's President and GenVec's President, who shall meet promptly in person or by telephone and endeavor to reach agreement. If such persons are unable to resolve any disputes the parties shall settle such dispute as set forth in
Article 12 below.

     2.3     RESEARCH PROGRAM FUNDING.

             2.3.1  PAYMENTS.

                    (a) Fuso shall pay to GenVec one million five-hundred thousand dollars ($1,500,000) per year for the Research Program. Such amounts shall be used by GenVec for its direct and indirect costs incurred in connection with Research Program activities approved by the Steering Committee, including, without limitation, research and development activities by GenVec, the supply by GenVec (subject to Section 6.2 below) of Collaboration Products for the conduct of clinical trials (including clinical trials in Japan) pursuant to the applicable Development Plan, the preparation and transfer of documents in support of clinical trials of Collaboration Products in Japan, patent prosecution by GenVec, travel and management expenses related to the Research Program, and general support of technology development by GenVec.

                    (b) The parties anticipate that the amount of the funding provided in Section 2.3.1(a) above will support the activities to be conducted by GenVec in connection with the Research Program with the goal of identifying and commencing the development of at least *. It is understood and agreed that GenVec shall have no obligation to expend any amount on the Research Program in excess of the amounts paid by Fuso to GenVec for the conduct of the Research Program. GenVec shall use reasonable efforts to conduct the Research Program activities approved by the Steering Committee in a cost efficient manner consistent with the Research Program budget and GenVec's customary practices.

             2.3.2  THIRD PARTY TECHNOLOGY.

                    (a) In the event that GenVec acquires any rights to intellectual property or technology for its general corporate research and development activities which are useful for the Research Program, GenVec shall pay any costs attributable to the general use of the same; provided, GenVec shall have no obligation to acquire with respect to any such intellectual property or technology (i) the right to sublicense to Fuso any such intellectual property or technology, or (ii) any rights relating to the commercialization of Collaboration Products or any other products.

                    (b) In the event that it is necessary for GenVec to acquire a license or GenVec has acquired a license from a third party specifically for intellectual property or technology necessary or useful for the conduct of the Research Program and/or the commercialization of Collaboration Products, GenVec and Fuso shall negotiate and agree on the amounts that each party will be responsible for paying to such third party with regard to such a license, and for the expenses of negotiating and preparing any such license. In the event that the parties are unable to agree on such amounts, GenVec shall have no obligation to acquire such license and shall have no liability under this Agreement for not acquiring such a license. It is understood and agreed that GenVec shall have the principal responsibility for negotiating such agreements unless otherwise agreed by the parties. In negotiating such agreements, GenVec shall use reasonable efforts to reach an agreement which is as favorable as possible to both GenVec and Fuso. GenVec shall report to Fuso on the progress of such negotiations on a timely basis.

             2.4    COLLABORATION PRODUCTS.

             2.4.1 DESIGNATION. During the Funded Research Term, either party shall have the right to nominate for further development as a Collaboration Product any *-TNF Vector previously studied or currently under study in the Research Program. GenVec shall not have the right to prevent Fuso from developing a Collaboration Product for systemic and regional delivery applications for the reason that TNFerade may be suitable and pursued for similar regional or systemic applications. Further, GenVec shall not have the right to prevent Fuso from developing a Collaboration Product that is a *-TNF Vector for local delivery applications in case that the development of a *-TNF Vector for regional or systemic application proves not to be feasible, (provided such Collaboration Product is suitable for the proposed local delivery applications), unless: (i) a * Vector or a Product Configuration other than a *-TNF Vector is or becomes designated a Collaboration Product or (ii) GenVec offers to pay Fuso *% of the net revenues received by GenVec from sales of TNFerade in the Territory until the earlier of (a) the date Fuso receives such payments equal to the total payments Fuso has made to GenVec under Section 2.3.1(a) specifically for the research and development of *-TNF Vector(s) or (b)
* after the end of the Funded Research Term.

             In addition, provided Fuso has initiated, or is diligently pursuing the initiation of Phase I clinical trials of the * Vector *, Fuso shall either nominate such Product Configuration as a Collaboration Product or cease continued activities with respect to such Product Configuration prior to the end of the Funded Research Term. At the next Steering Committee meeting after such nomination, or such later time as the parties may agree, the Steering Committee shall vote whether or not to designate such *-TNF Vector or * Vector as a Collaboration Product. Any Product Configuration which is unanimously approved as a Collaboration Product shall be a Collaboration Product for all purposes of this Agreement. Product Configurations which are not designated as Collaboration Products as set forth above shall not be Collaboration Products.

             2.4.2 DEVELOPMENT PLAN. Concurrent with the designation of any Product Configuration as a Collaboration Product, the Steering Committee shall unanimously agree on a comprehensive written development plan for the Territory for such Collaboration Product through the completion of clinical trials in Japan (the "Development Plan"), which shall include specific activities, tasks and timelines for Fuso (and if applicable GenVec) reasonable to accomplish the foregoing, and reasonable budgets for such activities sufficient to accomplish the foregoing, an assessment of relevant business considerations (including, without limitation, competitive activities of third parties, any patent rights of third parties and the likelihood that commercially valuable patent rights could be obtained for such a Collaboration Product), and principles regarding the coordination of such activities with the development and commercialization by GenVec and its Affiliates, other collaborators and licensees of Collaboration Products outside the Territory consistent with Section 2.4.6. All or some of such activities may be conducted in connection with the Research Program, as agreed by the Steering Committee. For any Development Plan activities which are to be conducted in connection with the Research Program or which otherwise involve GenVec, subject to Section 5.1, the Steering Committee shall agree on the financial obligations of each party with respect to costs incurred in implementing such Development Plan activities.

             2.4.3 NO AGREEMENT. In the event that the Steering Committee fails to agree to designate as a Collaboration Product a particular Product Configuration that Fuso (i) nominated, (ii) prepared a Development Plan for meeting the criteria in Section 2.4.2 above, and (iii) supported as a Collaboration Product by voting for the applicable Development Plan, then GenVec may not independently develop or commercialize such Product Configuration in the Territory for the Field until after the Agreement Term, unless GenVec has, subject to Section 2.4.4, previously commenced or established its intent to commence research (as shown by written records) with respect to such a Product Configuration, alone or with a third party, prior to the date Fuso proposed to the Steering Committee that such Product Configuration be designated as a Collaboration Product.

             2.4.4 INDEPENDENT DEVELOPMENT. Subject to Section 2.4.5, Fuso and GenVec shall each have the right to conduct research relating to the Field independently or with third parties.

             2.4.5  NON-COMPETE.

                    (a) Fuso shall not, directly or indirectly, develop or commercialize, or enter into any collaboration agreement or other agreement with any third party for the manufacture, development or commercialization, of any product comprising a nucleic acid sequence encoding TNF or * or a modification or derivative thereof during the period beginning on the Effective Date and ending the later of * after the end of the Agreement Term or the termination or expiration of the Commercialization Agreement, other than a Collaboration Product developed and commercialized pursuant to this Agreement and the Commercialization Agreement.

                    (b) GenVec shall not in the Field in the Territory, directly or indirectly, develop or commercialize, or enter into any collaboration agreement or other agreement with any third party for the manufacture, development or commercialization of: (i) any product that is exactly the same as a Collaboration Product during the Agreement Term and the term of the Commercialization Agreement, (ii) any product that is a * Vector that incorporates a nucleic acid sequence encoding TNFalpha or * or is a * Vector that incorporates a nucleic acid sequence encoding * during the period beginning on the Effective Date and ending the earlier of the expiration or termination of this Agreement or December 31, 2005 or, in the case of a product that incorporates a nucleic acid sequence encoding *, the earlier of such dates and the date Fuso ceases activities with respect to the * Vector currently under investigation by

Fuso as a potential Collaboration Product, (iii) any product that is a * Vector that incorporates a nucleic acid sequence encoding TNFalpha, or is a version of TNFerade that is engineered for regional/systemic application(s), with respect to the same indication(s) for which a Collaboration Product that incorporates a nucleic acid sequence encoding TNFalpha is being developed and commercialized in the Field in the Territory during the period beginning on the Effective Date and ending on the expiration or termination of the Commercialization Agreement, unless the Steering Committee after December 31, 2005 determines that such product *, and (iv) any product that is a * Vector that incorporates a nucleic acid sequence encoding * or is a * Vector that incorporates a nucleic acid sequence encoding *, with respect to the same indication(s) for which a Collaboration Product that incorporates a nucleic acid sequence encoding * is being developed and commercialized in the Field in the Territory during the period beginning on the Effective Date and ending on the expiration or termination of the Commercialization Agreement, unless the Steering Committee after December 31, 2005 determines that such product has significant medical (e.g., efficacy or safety) or commercial advantages over such Collaboration Product; in each case other than a Collaboration Product developed and commercialized pursuant to this Agreement and the Commercialization Agreement.

             2.4.6 WORLDWIDE COORDINATION. In performing research and related activities under the Research Program, GenVec shall comply with the applicable cGLP, cGCP and cGMP practices of the countries in the Territory as to which it has received written notice from Fuso setting forth such practices, except to the extent such cGLP, cGCP and cGMP practices conflict with the cGLP, cGCP or cGMP practices in countries other than the Territory. Additionally, to permit alignment of the research objectives of the parties, avoid duplication of effort, facilitate the exchange of information, avoid prejudice to products of GenVec or its other licensees anywhere in the world and maximize the prospects for success of the Research Program and the Collaboration Products, during the Agreement Term, Fuso shall not undertake any research, development or testing activities with respect to any Collaboration Product or any other Product Configuration previously studied or currently under study in the Research Program unless Fuso first provides the Steering Committee Fuso's plans and protocols therefor, and any modifications thereto, and the same are approved by the Steering Committee prior to the implementation thereof, with such approval not to be unreasonable witheld.

     2.5     RECORDS; REPORTS OF INFORMATION.

             2.5.1 RECORDS. The parties shall maintain (i) financial records until at least three (3) years after the date of their creation in sufficient detail to establish how Research Program funds are expended, and (ii) scientific records until at least three (3) years after the Agreement Term, or longer as required by applicable law or regulations or requested by regulatory authorities having jurisdiction thereof (provided Fuso provides GenVec notifications of such requests prior to the end of the Agreement Term, and for records relevant to any Fuso Patent Rights, GenVec Patent Rights or Joint Patent Rights, until the end of the life of the relevant patent) that will properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under any applicable governmental regulations, including such data arising in connection with clinical trials) in a manner sufficient to establish the dates of first conception and reduction to practice of any inventions. Upon request, the parties shall provide each other access to such records relating to any Collaboration Product during ordinary business hours to make available copies (including those in electronic forms) of such records to the extent necessary in relation to BLA filing or other regulatory requirements during the above-mentioned term.

             2.5.2 REPORTS. The Steering Committee shall periodically and not less often than semiannually during the Agreement Term, request and the parties shall have the obligation to prepare and provide to the Steering Committee written reports summarizing the progress of the research performed by or sponsored by the parties pursuant to the Research Plan during the preceding half-year (including updates on the status of interference proceedings pending in the U.S. Patent and Trademark Office, if applicable). In addition, during the Funded Research Term, each party shall provide the other party with a quarterly accounting report regarding Research Program expenditures by such party in the preceding quarter.

     2.6     TERM AND TERMINATION OF RESEARCH PROGRAM.

             2.6.1 FUNDED RESEARCH TERM. The term of the Research Program shall commence on the Effective Date and, unless terminated earlier pursuant to
Section 2.6.2 or Article 11, continue until December 31, 2005 (the "Funded Research Term").

             2.6.2 TERMINATION. After the second anniversary of the Effective Date Fuso may, with ninety (90) days prior written notice to GenVec, terminate its support for research by GenVec in connection with the Research Program. In such an event, the Research Program shall terminate and GenVec may continue, at its own expense, any such research initiated in connection with the Research Program. In any such event, subsequent activities undertaken by GenVec shall not be included in or be part of the Research Program, and notwithstanding any other provision of this Agreement, any intellectual property developed in connection with such independent GenVec activities shall not be included in the GenVec Technology or the Joint Technology.

             2.6.3 LACK OF DILIGENCE. If GenVec is not diligent and Fuso terminates the Research Program in accordance with Section 11.2, GenVec shall return to Fuso (i) any amounts unexpended on the Research Program by GenVec due to GenVec's lack of diligence, and (ii) any amounts which an arbitrator, in an arbitration proceeding conducted pursuant to Article 12, deems were expended by GenVec in the Research Program without acting in a diligent manner ("Non-Diligent Research"). Notwithstanding the above, any amounts that GenVec has provided to a third party with the approval of the Steering Committee to sponsor research related to the Research Program which an arbitrator deems Non-Diligent Research shall be returned to Fuso by GenVec only to the extent that GenVec is able to obtain a refund from such third party.

     2.7     PUBLICATION.

             2.7.1 REVIEW. As soon as is practicable prior to the oral public disclosure and prior to the submission to any outside person for publication of a manuscript describing the scientific data resulting from any stage of the Research Program, the authors of such disclosure shall disclose to the Steering Committee the disclosure or manuscript to be made or submitted, and shall allow the Steering Committee at least thirty (30) days to determine whether such disclosure or manuscript contains subject matter for which patent protection should be sought prior to publication or which the other believes should be modified or deleted to avoid regulatory or commercial difficulties. With respect to publications by investigators or other third parties, such publications shall be subject to majority review by the Steering Committee under this Section 2.7 to the extent that Fuso or GenVec (as the case may be) has the right to do so.

             2.7.2  DELAY OF PUBLICATION. Prior to the expiration of the thirty
(30) day period specified in Section 2.7.1, the Steering Committee may notify the submitting party of its determination that such oral presentation or manuscript contains objectionable material or material that consists of patentable subject matter for which patent protection should be sought. The notified party shall withhold its proposed public disclosure and confer with the Steering Committee to determine the best course of action to take in order to modify the disclosure or to obtain patent protection. After resolution of the regulatory or commercial issues, or the filing of a patent application, the submitting party shall be free to submit the manuscript and/or make its public oral disclosure.

             2.7.3 PUBLICATION RIGHTS. After the expiration of thirty (30) days from the date of mailing such disclosure or manuscript, unless Fuso or GenVec has received from the other or the Steering Committee the written notice specified above, the authoring party shall be free to submit such manuscript for publication or to publish the disclosed research results. Any such publication shall include an acknowledgment of the contributions of each party, subject to customary scientific norms.

3.   LICENSE GRANTS

     3.1     RESEARCH LICENSES.

             3.1.1 LICENSES TO FUSO. Subject to the terms and conditions of this Agreement, GenVec hereby grants to Fuso: (i) a * license under the Gene Therapy Technology jointly developed by GenVec and Fuso * in the *; and (ii) a * license under the GenVec Technology * as described in Article 5 in the *.

             3.1.2  SUBLICENSES. Fuso may sublicense the rights granted in
Section 3.1.1 to * only to the extent that such sublicenses are reasonably necessary for Fuso to conduct research activities in connection with the Research Program and clinical trials as described in Article 5.

     3.2 RETAINED RIGHTS. It is understood and agreed that GenVec shall retain the exclusive right to (i) make, have made, use, sell and otherwise commercialize the Collaboration Products for all uses within the Field outside the Territory; (ii) subject to Section 2.4.5, to make, have made, use, sell and otherwise commercialize the Collaboration Products for use outside the Field, both in and outside the Territory; (iii) to make, have made, use and sell Collaboration Products to Fuso in connection with the activities conducted by GenVec pursuant to this Agreement, unless and until Fuso assumes manufacture of the Collaboration Products, and (iv) to practice any method, process or procedure within, and otherwise develop, exploit and/or commercialize the Gene Therapy Technology.

     3.3 NO IMPLIED LICENSES. No rights or licenses with respect to the GenVec Technology or the Fuso Technology or other intellectual property owned by GenVec or Fuso are granted or shall be deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

     3.4 FUSO INDEPENDENT TECHNOLOGY. If during the Agreement Term Fuso owns or controls intellectual property or materials not within the Fuso Technology (as defined in Section 1.13) which may be useful for the conduct of the Research Program or the development or commercialization of Collaboration Products, Fuso may notify the Steering Committee identifying such intellectual property and materials, and in such event the parties shall negotiate in good faith the terms on which Fuso would make available such intellectual property and materials for the Research Program and/or the development or commercialization of Collaboration Products. Such terms shall include the terms relating to the ownership of such Fuso independent technology and improvements thereto, and shall govern in the event of any conflict between such terms and the terms of this Agreement. If the parties do not enter into a further written agreement, Fuso shall have no obligation to make such intellectual property or materials available to GenVec for any purpose.

4.   PAYMENTS

     4.1 RESEARCH PROGRAM FUNDING. Fuso shall pay to GenVec funding for the Research Program of one million five hundred thousand dollars ($1,500,000) each calendar year during the Funded Research Term. Such amounts shall be paid to GenVec in equal quarterly installments of three hundred seventy five thousand dollars ($375,000), in advance. The initial payment shall be paid by January 1, 2003, and subsequent payments shall be made on or before the first day of each succeeding calendar quarter (i.e., April 1, July 1, October 1, January 1). Such payments shall be made without withholding for taxes or any other charge and, subject to Section 2.6.3, shall be non-refundable.

     4.2 MILESTONE COST REIMBURSEMENT. Within * after the first occurrence in Japan of each of the events specified below with respect to each Collaboration Product, Fuso shall pay to GenVec the following amounts:

           MILESTONES                            AMOUNT
           ----------                            ------
           *                                      $ *
           *                                      $ *
           Total                                  $ *

Fuso shall promptly notify GenVec upon the achievement of each of the foregoing milestones with respect to each Collaboration Product. It is understood that such payments shall be made to share the costs incurred by GenVec in connection with any research, pre-clinical studies and/or clinical trials in the United States for such Collaboration Product in consideration for the right to receive data relating to such research, pre-clinical studies and/or clinical trials from GenVec pursuant to Section 5.1.1.

     4.3 WITHHOLDING TAXES. All payments required to be made to GenVec pursuant to Article 4 shall be without deduction or withholding for or on account of any taxes or similar governmental charge.

     4.4 TAXES. Any transfer taxes, import duties and other taxes or governmental charges required to be paid in connection with the transfer to Fuso of any Collaboration Products manufactured by GenVec hereunder shall be the sole responsibility of Fuso. In the event that

GenVec is required to pay any such amounts. Fuso shall promptly remit payment to GenVec of such amounts.

5.   CLINICAL TRIALS

     5.1     COLLABORATION PRODUCT DEVELOPMENT BY FUSO.

             5.1.1 COLLABORATION PRODUCTS DEVELOPED BY GENVEC. It is understood by the parties that the data to be obtained as the result of clinical trials conducted by GenVec in the United States are useful to get the authorization of commencement of Phase I clinical studies in Japan from the Ministry of Education, Culture, Sports, Science and Technology and MHLW. GenVec agrees to * that the Steering Committee agrees should be *, and to provide * in a timely manner. Notwithstanding the foregoing, the Steering Committee shall have no obligation to agree such *. However, GenVec shall have no right to * that is required by * for * of such Collaboration Product unless GenVec, or a third party authorized by GenVec, first *.

             5.1.2 COLLABORATION PRODUCT DEVELOPMENT BY FUSO. Except as expressly provided otherwise in this Agreement, Fuso shall be responsible for all costs of conducting development of Collaboration Product(s) in the Territory in accordance with the applicable Development Plan(s), including, without limitation expenses incurred *. During the Agreement Term, Fuso shall keep GenVec fully informed of its activities subject to this Agreement, including without limitation the achievement of the milestones set forth in Section 4.2 and, in addition, on or before January 31 of each year, Fuso shall provide GenVec with a written report detailing such events and activities.

     5.2     DUE DILIGENCE.

             5.2.1 REASONABLE EFFORTS. Fuso shall use all reasonable efforts to: (i) promptly develop the Collaboration Products following designation of such Collaboration Product, and (ii) achieve the milestones set forth in Section 5.2.2(a).

             5.2.2  MILESTONES.

                    (a)  ACHIEVEMENT BASED. Subject to Sections 5.2.2(b) and
5.2.3 below, if each of the following milestones are not timely met by Fuso or its Sublicensees in Japan with respect to any Collaboration Product with respect to the dates below (unless other dates are agreed by the Steering Committee and specified in the applicable Development Plan) the license granted to Fuso with respect to such Collaboration Product shall terminate in the Territory, and all rights granted to Fuso relating to such Collaboration Product will revert to GenVec.

*                                                    * from *.

*                                                    * from the date of *.

*                                                    * from *.

*                                                    * from *.

Fuso shall use all reasonable efforts to obtain the authorization of the Ministry of Education, Culture, Sports, Science and Technology and MHLW for the commencement of clinical studies concerning the applicable Collaboration Product within the applicable * period prescribed above.

                    (b) EXPENDITURE BASED. In the event that Fuso has failed to satisfy any of the achievement-based diligence requirement described in Section 5.2.2(a) with respect to particular Collaboration Product, Fuso may establish its diligence by demonstrating to GenVec that it has * in each of the previous two (2) years. In such event, Fuso's license with respect to Collaboration Product shall remain in effect for an additional period of *, provided that Fuso continues to *. In the event Fuso * in such period, Fuso's license shall remain in effect, subject to the terms of this Agreement. In such case, such *. The parties shall reasonably agree on the annual expenditures described in the first sentence of this Section 5.2.2(b) on or before * after the date the Steering Committee designates a particular Collaboration Product pursuant to Section 2.4, provided in the event the parties are unable to agree on such amount prior to such date, or such later date as the parties agree, then the provisions of this
Section 5.2.2(b) shall not be effective with respect to such Collaboration.

             5.2.3 LACK OF DILIGENCE. In the event that Fuso fails to meet the achievement-based or the expenditure-based diligence milestones with respect to a particular Collaboration Product, GenVec may terminate this Agreement with respect to such Collaboration Product pursuant to the provision of Section 11.2, unless Fuso establishes that it has acted reasonably, diligently and in good faith to meet the milestones but failed due to events outside Fuso's control, which may include, but not limited to, difficulty to find patients and/or doctors who are cooperative with the clinical trials or any change of the policy of the MHLW or other authorities concerning general practice of clinical trials and/or Gene Therapy. In such event, GenVec shall thereafter have the exclusive rights to commercialize such Collaboration Products in the Territory, alone or with third parties.

     5.3     REGULATORY FILINGS.

             5.3.1 RESEARCH PROGRAM-BASED. Each party and its Affiliates, and, subject to such party's obligations to third parties, its licensees and sublicensees, shall have the right, without charge, to refer to, access, cross reference, and use documents relating to each Collaboration Product filed by a party or its Affiliates or Sublicensees with regulatory entities with respect to activities conducted in connection with the Research Program, including clinical studies and other supporting information, and any written communications to and with the MHLW, FDA and other comparable regulatory bodies.

             5.3.2 OUTSIDE THE RESEARCH PROGRAM. Subject to its obligations to third parties, each party and its Affiliates, licensees and sublicensees shall have the right to refer to, access, cross reference, and use documents filed with regulatory entities relating to each Collaboration Product, filed by a party or its Affiliates or Sublicensees in agreed jurisdictions, with respect to activities conducted outside the Research Program, including clinical studies and other supporting information, and any written communications to and with the MHLW, FDA and other comparable regulatory bodies.

6.   *

     6.1     *.

             6.1.1 CLINICAL TRIALS IN THE U.S. GenVec shall have the first right, but not the obligation to * pursuant to the Research Plan or a Development Plan, on a Collaboration Product-by-Collaboration Product basis. If GenVec elects not to *, the parties shall agree whether *.

             6.1.2 CLINICAL TRIALS IN THE TERRITORY. Fuso shall have the first right, but not the obligation to *, on a Collaboration Product-by-Collaboration Product basis, subject to GenVec's approval not to be unreasonably withheld. GenVec's decision to approve or disapprove * shall be based on *. If Fuso elects not to *, or GenVec does not approve of *, GenVec shall have the first right, but not the obligation, to *, on a Collaboration Product-by-Collaboration Product basis, subject to Fuso's approval, not to be unreasonably withheld. Fuso's decision to approve or disapprove * shall be based on *. In the event that GenVec declines to *, or Fuso does not approve of the *, then, subject to
Section 6.2, Fuso may *. GenVec and Fuso agree to reasonably cooperate to ensure the availability of Collaboration Products for Phase I and Phase II clinical studies in the Territory.

     6.2 *. If Fuso * pursuant to Section 6.1 above, it will require that such * only to Fuso, its Affiliates or permitted Sublicensees. In addition, (i) such * shall agree in writing to be bound by the confidentiality obligations set forth in Article 9 hereof as if they were a party to this Agreement, (ii) Fuso shall notify the name and financial strength of each * to GenVec prior to the commencement of the *, and (iii) Fuso shall remain responsible to GenVec for any failure by * to conform to such obligation.

     6.3 PAYMENTS FOR *. During the Agreement Term, if GenVec *, GenVec shall provide such * for *, without additional charge, if the cost of * is specifically provided for in the applicable Research Plan and the Research Program funding paid to GenVec pursuant to Section 2.3.1(b). In all other cases, Fuso shall pay to GenVec an amount to be agreed by the parties for such *.

     6.4 TRANSFER OF *. If Fuso * pursuant to Section 6.1 above, the parties shall negotiate in good faith the * for the * and *, and shall cooperate with each other in order that Fuso may * as soon as practicable; provided, GenVec shall not be obligated to * which is subject to a contractual obligation with a third party.

     6.5 FUSO RESPONSIBILITIES. If Fuso undertakes to *, Fuso shall be *. All Collaboration Products * will conform with all *. Fuso shall keep GenVec fully informed of the * relating thereto and GenVec shall have the right on reasonable prior notice to visit the * during ordinary business hours and review any relevant records relating to * (excluding records relating to the *).

7.   INTELLECTUAL PROPERTY

     7.1     OWNERSHIP OF INVENTIONS.

             7.1.1  RESEARCH PROGRAM TECHNOLOGY. Subject to Section 7.1.2 below,
(i) title to all inventions and intellectual property made solely by GenVec employees or its agents in connection with the Research Program without inventive contribution by Fuso employees or its agents shall be owned by GenVec; (ii) title to all inventions and intellectual property made solely by Fuso employees or its agents in connection with the Research Program without inventive contribution by GenVec employees or its agents shall be owned by Fuso; and (iii) title to all inventions and intellectual property made jointly by employees or the agents of Fuso and GenVec in connection with the Research Program, shall be jointly owned by GenVec and Fuso.

             7.1.2 GENE THERAPY TECHNOLOGY. Notwithstanding Section 7.1.1 above, GenVec shall own all inventions and intellectual property made in connection with this Agreement during the Agreement Term (i) solely by GenVec employees or agents or jointly by employees or agents of Fuso and GenVec that relate to the introduction of genetic material of nucleic acid composition, or a portion thereof, into a vector and/or cell to create a desired effect or identify an unknown effect, including techniques and processes relating to the manufacture, evaluation and use thereof, and methods relating to all of the foregoing, (ii) by either or both of the parties and/or their agents that relate to or are made using materials transferred to Fuso by or on behalf of GenVec, or
(iii) by either or both of the parties and/or their agents that relate to or are made using Collaboration Products, * Vector, * Vector, *-TNF Vector or * Vector (collectively, "Gene Therapy Technology"). Fuso hereby assigns to GenVec all its right, title and interest it may otherwise hold in or to such Gene Therapy Technology and any patent applications or patents relating thereto. Fuso shall, at the request of GenVec, execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment or transfer, and take or cause to be taken all such actions GenVec reasonably deems necessary or desirable in order for GenVec to obtain the full benefits of the assignment herein.

             7.1.3 INVENTORSHIP. Inventorship and rights of ownership of inventions and other intellectual property rights conceived and/or reduced to practice in connection with the Research Program shall be determined in accordance with the patent and other intellectual property laws of the United States or the State of Maryland, as applicable, as long as the laws of the Territory permit application of such laws. Subject to the licenses granted in
Article 3, except as expressly provided in this Agreement, it is understood that neither party shall have any obligation to account to the other for profits, or to obtain any approval of the other party to license, permit sublicensing, or exploit a Joint Technology for applications outside of the Field by reason of joint ownership of any such intellectual property.

     7.2     PATENT PROSECUTION

             7.2.1 SOLE INVENTIONS. Fuso or GenVec, as the case may be, shall, be responsible for preparing, filing, prosecuting and maintaining of the patent applications and patents, solely owned by it, worldwide in such countries as it deems appropriate, and conducting any interferences, reexaminations, reissues, oppositions or requests for patent term extensions relating to the Fuso Technology or GenVec Technology (respectively), using counsel of its choice, at its expense; provided, such expenses may be included in the Research Program funding described in Section 2.3.

             7.2.2  PATENT RIGHTS FOR JOINT TECHNOLOGY.

                    (a) The parties will cooperate to file, prosecute and maintain patent applications covering the Joint Technology(ies) in the United States, European Union (in Europe through a European Patent Convention application) and Japan (collectively, the "Core Countries") and other countries agreed by the parties. The parties shall agree which party shall be responsible for conducting such activities with respect to a particular Joint Technology. The party conducting such activities shall keep the other party fully informed as to the status of such patent matters, including, without limitation, by providing the other party the opportunity, at the other party's expense, to review and comment on any documents relating to the Joint Technology which will be filed in any patent office at least thirty (30) days before such filing, and promptly providing the other party copies of any documents relating to Joint Technology which the party conducting such activities receives from such patent offices, including notice of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions. The parties will share equally all expenses and fees associated with the filing, prosecution, issuance and maintenance of any patent application and resulting patent for a Joint Technology in the Core Countries and other agreed countries and such amounts shall be included within the Research Program funding described in Section 2.3.

                    (b) In the event that either party wishes to seek patent protection with respect to any Joint Technology outside the Core Countries, it shall notify the other party hereto. If both parties wish to seek patent protection with respect to such Joint Technology in such country or countries, activities shall be subject to Section 7.2.2(a) above. If only one party wishes to seek patent protection with respect to such Joint Technology in such country or countries, it may file, prosecute and maintain patent applications and patents with respect thereto, at its own expense. In any such case, the party declining to participate in such activities shall not grant any third party a license under its interest in the applicable Joint Technology in the applicable country or countries without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     7.3     ENFORCEMENT.

             7.3.1 SOLELY OWNED TECHNOLOGY. Subject to 7.3.2 below, in the event that any GenVec Technology or Fuso Technology (in this Section, both referred to as "Technology") necessary for use of a Collaboration Product is infringed or misappropriated by a third party in any country in the Territory, or is subject to a declaratory judgment action arising from such infringement in such country, Fuso or GenVec, as the case may be, shall promptly notify the other party hereto. The party which owns or controls such Technology (the "Owner") shall have the initial right (but not the obligation) to enforce such Technology, or defend any declaratory judgment action with respect thereto, at its expense. In the event that the Owner fails to initiate a suit to enforce such Technology against a commercially significant infringement in the Field by a third party in any jurisdiction in the Territory within * of a request by the other party (the "Licensee") to do so, Licensee may, subject to the Owner's agreements with third parties, initiate such suit in the name of the Owner of such Technology against such infringement, at the expense of such Licensee. The party involved in any such claim, suit or proceeding, shall keep the other party hereto reasonably informed of the progress of any such claim, suit or proceeding. Any recovery by such party received as a result of any such claim, suit or proceeding shall be used first to reimburse such party for all expenses (including attorneys and professional fees) incurred in connection with such claim, suit or proceeding and if the party initiating the suit was the owner of the subject Technology, all of the remainder shall be retained by such owner, and if the party initiating the suit is the Licensee, * percent (*%) of the remainder shall be paid to the owner of the subject Technology and * percent (*%) retained by the Licensee. If the Licensee initiates such suit in the name of the Owner of such Technology against such infringement, the Licensee shall not enter into any agreement which makes any admission regarding (i) wrongdoing on the part the Owner, or (ii) the invalidity, unenforceability or absence of infringement of the Owner's Technology, without the prior written consent of the Owner, which consent shall not be unreasonably withheld. The parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

             7.3.2 JOINTLY OWNED TECHNOLOGY. Notwithstanding 7.3.1 above, in the event that any technology that is jointly owned by GenVec and Fuso under
Section 7.1 of this Agreement is infringed or misappropriated by a third party, Fuso and GenVec shall discuss whether, and, if so, how, to enforce such Joint Technology or defend such Joint Technology in an infringement action, declaratory judgment or other proceeding. In the event only one party wishes to participate in such proceeding, it shall have the right to proceed alone, at its expense, and may retain any recovery; provided, at the request and expense of the participating party, the other party agrees to cooperate and join in any proceedings in the event that a third party asserts that the co-owner of such Joint Technology is necessary or indispensable to such proceedings.

     7.4 INFRINGEMENT CLAIMS. If the use of any Collaboration Product in clinical trials in the Territory pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against GenVec or Fuso, such party shall promptly notify the other party hereto. If Fuso is not named as a party in such a claim, suit or proceeding, Fuso may, at its own expense and through counsel of its own choice, seek leave to intervene in such claim, suit or proceeding. GenVec agrees not to oppose such intervention. If Fuso, and not GenVec, is named as a party to such claim, suit or proceeding, Fuso shall have the right to control the defense and settlement of such claim, suit or proceeding, at its own expense, using counsel of its own choice, however GenVec, at its own expense and through counsel of its own choice, may seek to intervene if the claim, suit or proceeding relates to the commercialization of the Collaboration Product in the Field, and in such event, Fuso agrees not to oppose such intervention. If Fuso is named as a party and GenVec shall, at any time, tender its defense to Fuso, then Fuso shall defend GenVec in such claim, suit or proceeding, at Fuso' s own expense and through counsel of its own choice, and Fuso shall control the defense and settlement of any such claim, suit or proceeding; provided, Fuso shall not enter into any agreement which makes any admission regarding (i) wrongdoing on the part GenVec, or (ii) the invalidity, unenforceability or absence of infringement of any GenVec Patent Rights or patent claiming a Joint Technology, without the prior written consent of GenVec, which consent shall not be unreasonably withheld. The parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

8.   REPRESENTATIONS AND WARRANTIES

     8.1     WARRANTIES.

             8.1.1 GENVEC. GenVec warrants and represents to Fuso that (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) as of the Effective Date, except for the interference proceedings pending in the U.S. Patent and Trademark Office, there are no existing or threatened actions, suits or claims pending against it with respect to the GenVec Technology or its right to enter into and perform its obligations under this Agreement; (iii) it has not previously granted, and will not grant during the Agreement Term, any right, license or interest in or to GenVec Technology or Joint Technology, or any portion thereof, which are in conflict with the rights or licenses granted under this Agreement; and (iv) as of the Effective Date, GenVec believes that the list of patent applications and patents contained in Exhibit A hereto is a complete list of patent applications and patents owned or controlled by GenVec reasonably anticipated by GenVec to be used for the conduct of the Research Program or the Collaboration Products.

             8.1.2 FUSO. Fuso warrants and represents to GenVec that (i) it has the full right and authority to enter into this Agreement, and (ii) it has not previously granted, and will not grant during the Agreement Term, any right, license or interest in or to Fuso Technology or Joint Technology, or any portion thereof, which are in conflict with the rights or licenses granted under this Agreement.

     8.2 EFFECT OF REPRESENTATIONS AND WARRANTIES. It is understood that if the representations and warranties under this Article 8 are not true and accurate and GenVec or Fuso incurs liabilities, costs or other expenses as a result of such falsity, GenVec or Fuso, as the case may be, shall indemnify, defend and hold the other party harmless from and against any such liabilities, costs or expenses incurred, provided that the indemnifying party receives prompt notice of any claim against GenVec or Fuso, as the case maybe, resulting from or related to such falsity, the cooperation of the indemnified party, as requested in connection with any such claim, and the sole right to control the defense or settlement thereof.

     8.3 DISCLAIMER OF WARRANTIES. GenVec and Fuso each specifically disclaim that the Research Program will be successful, in whole or part. GENVEC AND FUSO EXPRESSLY DISCLAIM ANY WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE CONFIDENTIAL INFORMATION, OR FUSO TECHNOLOGY OR GENVEC TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF FUSO TECHNOLOGY OR GENVEC TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

9.   CONFIDENTIALITY

     9.1 CONFIDENTIAL INFORMATION. Except as expressly provided herein, the parties agree that, for the Agreement Term, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto pursuant to this Agreement, except that to the extent that it can be established by the receiving party by competent proof that such Confidential Information:

     (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

     (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

     (d) was independently developed by the receiving party without reference to any information or materials disclosed by the disclosing party; or

     (e) was subsequently disclosed to the receiving party by a person other than a party without breach of any legal obligation to the disclosing party.

     9.2 PERMITTED DISCLOSURES. Each party hereto may disclose another's Confidential Information to the extent such disclosure is reasonably necessary in connection with the conduct of the Research Program activities to be conducted at any academic institution approved by the Steering Committee, in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, making a permitted sublicense, securing funding or otherwise exercising its rights hereunder, provided that if a party is required to make any such disclosure of another party's confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

     9.3 NON-DISCLOSURE. Each of the parties hereto agrees not to disclose to any third party the financial terms of this Agreement without the prior written consent of each other party hereto, except to advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Without limitation upon any provision of this Agreement, each of the parties hereto shall be responsible for the observance by its employees of the foregoing confidentiality obligations. Notwithstanding the foregoing, the parties shall agree upon a press release to announce the execution of this Agreement, together with a corresponding Q&A outline for use in responding to inquiries about the Agreement; thereafter, GenVec and Fuso may each disclose to third parties the information contained in such press release and Q&A without the need for further approval by the other.

10.  INDEMNIFICATION

     10.1 INDEMNIFICATION OF FUSO. GenVec shall indemnify and hold Fuso and its Affiliates, and their respective directors, officers, employees, agents and counsel, and the successors and assigns of the foregoing (the "Fuso Indemnitees"), harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding brought by a third party against a Fuso Indemnitee, arising from or occurring as a result of: (i) GenVec's conduct of the Research Program,
(ii) the research, development, use or clinical testing of any Product Configuration and/or Collaboration Product by GenVec or its Affiliates or licensees other than Fuso and its Affiliates (including without limitation, product liability claims), or (iii) the failure of Collaboration Products manufactured by GenVec to meet the relevant specifications, except, in each case, to the extent caused by the negligence or willful misconduct of Fuso.

     10.2 INDEMNIFICATION OF GENVEC. Fuso shall indemnify and hold GenVec and its Affiliates and their respective directors, officers, employees, agents and counsel and the successors and assigns of the foregoing (the "GenVec Indemnitees"), harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding brought by a third party against a GenVec Indemnitee, arising from or occurring as a result of; (i) Fuso's conduct of the Research Program, or
(ii) the research, development, use or clinical testing of any Product Configuration and/or Collaboration Product by Fuso or its Affiliates or Sublicensees (including without limitation, product liability claims), except, in each case, to the extent caused by the negligence or willful misconduct of GenVec.

     10.3 PROCEDURE. A party (the "Indemnitee") that intends to claim indemnification under this Article 10 shall promptly notify the other party (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its Affiliates, Sublicensees or their directors, officers, employees, agents or counsel intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties. The indemnity agreement in this
Article 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is made without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 10. At the Indemnitor's request, the Indemnitee under this Article 10, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto.

11.  TERM AND TERMINATION

     11.1 TERM. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 2.6.2 or the other provisions of this Article 11, shall continue in full force and effect until the later of
(i) the date that research and clinical trials with respect to all Collaboration Products have been discontinued, or (ii) the date for BLA approval with respect to all Collaboration Products in the Territory (the "Agreement Term"); provided, that unless this Agreement is terminated by GenVec pursuant to Section 11.2 or
11.3 or is terminated pursuant to Section 11.4 through 11.5, the license granted to Fuso under Section 3.1 and the obligations set forth in Sections 5.1 and 5.2 and Article 6 shall remain in effect with respect to any Product Configuration which prior to the effective date of such expiration or termination was designated by the Steering Committee as a Collaboration Product on a Collaboration Product-by-Collaboration Product basis, until the earlier of (i) the date that research and clinical trials with respect to the applicable Collaboration Product have been discontinued, or (ii) the date GenVec receives payment for a BLA approval with respect to such Collaboration Product in the Territory.

     11.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for sixty (60) days after written notice thereof was provided to the breaching party by the nonbreaching party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching party has cured any such breach or default prior to the expiration of the sixty (60) day period. Notwithstanding the above, in the case of a failure to pay any amount due hereunder the period for cure of any such default following notice thereof shall be ten (10) days and, unless payment is made within such period, the termination shall become effective at the end of such period.

     11.3 TERMINATION FOR INSOLVENCY. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

     11.4 PERMISSIVE TERMINATION. After the second anniversary of the Effective Date, Fuso may, at its sole discretion, terminate this Agreement at any time with ninety (90) days' prior notice pursuant to Section 2.6.2.

     11.5    TERMINATION OF COMMERCIALIZATION AGREEMENT. If the
Commercialization Agreement terminates, this Agreement shall terminate concurrently.

     11.6    EFFECT OF BREACH OR TERMINATION.

             11.6.1 ACCRUED OBLIGATIONS. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

             11.6.2 RETURN OF MATERIALS. Upon the discontinuance of the research and development activities with respect to a particular Product Configuration, whether due to termination of this Agreement or otherwise, if a corresponding Collaboration Product is not being commercialized pursuant to the Commercialization Agreement, Fuso and GenVec shall promptly return to the other party all materials and Confidential Information received from the other party relating specifically to such Product Configuration (except one copy of which may be retained by legal counsel for archival purposes); provided, however, that the foregoing shall only apply to GenVec in the event this Agreement is properly terminated by Fuso pursuant to Section 11.2 or 11.3.

             11.6.3 LICENSES. The licenses granted Fuso herein shall terminate in the event of a termination pursuant to Section 11.2 (only in case of the termination by GenVec), 11.3 (only in case of the termination by GenVec), 11.4 (subject to Section 11.1) or 11.5. To the extent the licenses granted to Fuso survive the termination of this Agreement, any related provisions, including the provision of Section 5, shall also survive the termination of this Agreement.

     11.7    SURVIVAL. Sections 2.4.5, 2.4.6, 2.5.1, 2.7, 3.2, 3.3, 5.3, 11.1,
11.6 and 11.7 and Articles 4, 7, 8, 9, 10, 12 and 13 shall survive the expiration or termination of this Agreement for any reason.

12.  DISPUTE RESOLUTION

     12.1 MEDIATION. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration.

     12.2 ARBITRATION. Any dispute under this Agreement (except any dispute relating to the validity or enforceability of any patent) which is not settled by mutual consent shall be finally settled by binding arbitration. Such arbitration shall be conducted in accordance with the International Arbitration Rules of the Asia/Pacific Center by three (3) arbitrators appointed in accordance with said rules and shall be held in San Francisco, California. At least one of the arbitrators shall be an independent expert in pharmaceutical product development (including clinical development and regulatory affairs). The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The costs of the arbitration including administrative and arbitrators' fees, shall be shared equally by the parties and each party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion. Any arbitration subject to this Article shall be completed within one (1) year from the filing of notice of a request for such arbitration. No punitive damages may be granted by the arbitrators. The arbitration proceedings and the decision shall not be made public without the joint consent of the parties and each party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other party. The parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators. Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and an order of enforcement.

13.  MISCELLANEOUS

     13.1 GOVERNING LAW. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with the laws of the State of California, without reference to conflicts of laws principles.

     13.2 WAIVER. Neither party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

     13.3 ASSIGNMENT. This Agreement shall not be assignable by either party to any third party hereto without the written consent of the other party hereto; except either party may assign this Agreement, without such consent, to (i) an Affiliate of such party; or (ii) an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise, and that agrees in writing to be strictly bound by the terms and conditions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties.

     13.4 NOTICES. Any notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by international express delivery service, registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

     FUSO:

             Fuso Pharmaceutical Industries, Ltd.
             3-11, 2-Chome, Morinomiya, Joto-ku
             Osaka 536, Japan
             Attn: President

             With a copy to:     Director, Research and Development Center

     GENVEC:

             GenVec, Inc.
             65 West Watkins Mill Road
             Gaithersburg, Maryland 20878, U.S.A.

             Attn: President

             With a copy to:     Senior Vice President, Corporate Development

     13.5 PERFORMANCE WARRANTY. Fuso and GenVec hereby respectively warrant and guarantee the performance of any and all rights and obligations of this Agreement by their Affiliate(s) and sublicensees.

     13.6 FORCE MAJEURE. Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of the respective party. The party affected by force majeure shall provide the other party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the parties hereto shall consult with respect to an equitable solution including the possible termination of this Agreement.

     13.7 INDEPENDENT CONTRACTORS. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Fuso or GenVec as partners in the legal sense. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

     13.8 ADVICE OF COUNSEL. GenVec and Fuso have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly.

     13.9 OTHER OBLIGATIONS. Except as expressly provided in this Agreement or as separately agreed upon in writing between GenVec and Fuso, each party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

     13.10 INDEPENDENT RESEARCH. Except as expressly provided herein, each party acknowledges and agrees that Fuso and GenVec shall have the right to engage in their own research and development activities outside the Research Program. Neither party shall, by virtue of this Agreement, have any right, title or interest in or to such independent activities or to the income or profits derived therefrom.

     13.11 SEVERABILITY. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement; provided, if the parties are unable to agree on such a substitute clause and the deletion of the provision held invalid or unenforceable would produce material adverse financial consequences for one party, such party shall have the right to terminate the Agreement with one hundred eighty (180) days notice.

     13.12 FURTHER ASSURANCES. At any time or from time to time on and after the date of this Agreement, either party shall at the request of the other party
(i) deliver to the requesting party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting party may reasonably deem necessary or desirable in order for the requesting party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

     13.13 FOREIGN CORRUPT PRACTICES ACT. In conformity with the United States Foreign Corrupt Practices Act, Fuso and its employees and agents shall not directly or indirectly make any offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government within the Territory or the United States Government (including a decision not to act) or inducing such official to use his influence to affect any such governmental act or decision in order to obtain, retain, or direct any such business.

     13.14 EXPORT LAWS. Notwithstanding anything to the contrary contained herein, all obligations of GenVec and Fuso are subject to prior compliance with United States export regulations and such other United States or Japanese laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the government of the United States or Japan. GenVec and Fuso, respectively, shall each use its best efforts to obtain such approvals from its own government. Each party shall cooperate with the other party and shall provide assistance to the other party as reasonably necessary to obtain any required approvals.

     13.15 APPROVALS. Each party shall be responsible, at its expense, for obtaining any approvals from its own government which may be required under applicable law, and shall use its best efforts to obtain all necessary approvals as soon as possible after the execution of this Agreement.

     13.16 ENTIRE AGREEMENT. This Agreement, including the attached Exhibits, and the Commercialization Agreement of even date herewith, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior or contemporaneous understandings or agreements, whether written or oral, between Fuso and GenVec with respect to such subject matter. Each party specifically agrees that the Collaboration Agreement and the Commercialization Agreement between the parties, each dated September 26, 1997, and the Letter Agreement and Amendment of Letter Agreement dated April 1, 2002 and September 9, 2002 respectively, each of which references such agreements, are hereby terminated as of the Effective Date. Each party acknowledges that, to its knowledge, the other party performed all its financial and research obligations thereunder. The foregoing shall in no way limit those obligations that expressly survive the termination of such agreements.

     13.17 HEADINGS. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

     13.18 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the Effective Date.

FUSO PHARMACEUTICAL                              GENVEC, INC.
INDUSTRIES, LTD.


By:    /s/ Mikio Toda                    By:    /s/ Paul H. Fischer
      -----------------------------            ------------------------

Name:  Mikio Toda                        Name:  Paul H. Fischer
      -----------------------------            ------------------------

Title: President and Representative      Title: President and C.E.O.
       Director                                ------------------------
      -----------------------------

                                   EXHIBIT A:
                         GENVEC JAPANESE PATENT RIGHTS

A.   JAPANESE PATENTS

*

B.   JAPANESE PATENT APPLICATIONS

*

C.   PCT APPLICATIONS DESIGNATING JAPAN

*

D. U.S. APPLICATIONS WITH UNEXPIRED CONVENTION PERIODS (i.e., JAPANESE COUNTERPART APPLICATIONS CAN BE FILED)

*